Exhibit 99.02

Media Contacts:  Grant Ringel, LG&E Energy Corp. (502) 627-2877
                 Diane Jones, Westmoreland Coal Company (719) 442-2600 Joe Martucci, Coastal Corporation (713) 877-3993


        LG&E Energy and Westmoreland Energy Announce Sale of Assets

            Coastal Corporation Acquires Gas-Fired Cogeneration
                     Facility in Rensselaer, New York

(LOUISVILLE, Ky. - March 16, 1999) LG&E Power Inc., a subsidiary of LG&E Energy Corp. (NYSE: LGE), and Westmoreland Energy, Inc., a subsidiary of Westmoreland Coal Co. (OTC Bulletin Board: WMCL), today announced the sale of the jointly owned 79.6 megawatt (MW) cogeneration facility in Rensselaer, near Albany, N.Y., and the accompanying indexed swap power sale agreement to Fulton Cogeneration Associates L.P. (Fulton), a limited partnership wholly-owned by The Coastal Corporation (NYSE: CGP) of Houston.

The Rensselaer facility, managed by the LG&E Westmoreland-Rensselaer (LWR) partnership, is a combined-cycle power generation facility located on a site leased from the Albany Port District Corporation. It provides steam to an adjacent BASF Corporation facility and power to Niagara Mohawk Power Corporation (NiMo).

Last June, NiMo executed a Master Restructuring Agreement that allowed the LWR partnership to consider new proposals. Shortly after NiMo's restructuring plan, a Request For Proposal (RFP) was issued, with Fulton providing the most attractive offer. Fulton, which also owns a power project in Fulton, N.Y., will own and operate the plant, which will be operated by a Coastal subsidiary, Coastal Technology, Inc.

"We continually look for ways to maximize the value of our assets to the benefit of our shareholders. In this instance, it was more beneficial for LG&E Energy to sell the Rensselaer plant than to retain it," said George Basinger, LG&E Energy senior vice president, Independent Power Operations. "While we are normally in the project development or asset acquisition mode, the sale is consistent with our goal to increase shareholder value."

The Coastal Corporation is a diversified energy holding company with assets of nearly $12 billion and subsidiary operations in natural gas gathering, marketing, processing, storage and transmission; petroleum refining, marketing and distribution and chemicals; gas and oil exploration and production; coal mining; and power.

Westmoreland Coal Company, headquartered in Colorado Springs, Colo., currently is engaged in Powder River Basin coal mining, independent power production and coal shipping and terminal facility operations.
Westmoreland owns interests in seven domestic independent power projects through its wholly owned subsidiary, Westmoreland Energy, Inc.

LG&E Energy Corp. (NYSE: LGE), headquartered in Louisville, Ky., is a diversified energy services company with businesses in power generation and project development; retail gas and electric utility services; and asset-based energy marketing. The company owns and operates Louisville Gas and Electric Company, a regulated electric and gas utility serving Louisville, Ky., and 16 surrounding counties, Kentucky Utilities Company, a regulated electric utility, based in Lexington, Ky., which serves customers in 77 Kentucky counties and five counties in Virginia, and Western Kentucky Energy, an unregulated subsidiary that operates four Western Kentucky coal-fired generation facilities under a 25-year lease agreement with Big Rivers Electric Corporation. LG&E Energy also owns equity in and operates power plants in seven states, as well as in Spain, and owns interests in two natural gas distribution companies in Argentina.

                                   (END)

Internet Resources
LG&E Energy                   www.lgeenergy.com
Coastal Corporation           www.coastalcorp.com
Niagara Mohawk Power Corp.    www.nimo.com